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                                                                    EXHIBIT 99.1

                            CERTAIN CONSIDERATIONS

  Documents and press releases prepared by the Company, including this report on Form 10-QSB may from time to time contain forward looking statements. The Company, its assets, operations, and financial condition and such forward looking statements made by the Company are subject to various risks and uncertainties, including without limitation, the following:

  HISTORY OF LOSSES AND ACCUMULATED DEFICIT; EXPECTATION OF FUTURE LOSSES. To date, the Company has incurred significant losses. At September 30, 1997 the Company had an accumulated deficit of approximately $26,516,000. The Company incurred operating losses of approximately $3,154,000 and $12,206,000 for the twelve months ended December 31, 1995 and March 31, 1997, respectively and $2,263,000 and $4,517,000 for the fiscal quarters ended September 30, 1996 and September 30, 1997, respectively. Such losses resulted principally from limited revenues from operations, price competition for the Company's products, including pricing strategies implemented in order to penetrate certain markets and significant costs associated with the development of the Company's technologies. The Company expects to incur losses in the future until such time, if ever, as there is a substantial increase in product sales. There can be no assurance that sales of the Company's products will ever generate significant revenue, or that the Company will generate positive cash flow from its operations or attain or thereafter sustain profitability in any future period.

  UNCERTAINTY OF MARKET ACCEPTANCE OF VIDEO CDS; LACK OF ESTABLISHED MARKET FOR VIDEO CD PRODUCTS. The Company's business is dependent on market acceptance of its digital video technology and the successful commercialization of products utilizing this technology. To date, demand for the Company's Video CD products has been principally in China and Taiwan, and there can be no assurance that demand in these countries will increase or that acceptance of Video CD products in any other countries, specifically the United States, will ever materialize. The Company's ability to successfully market its Video CD products and network video products will depend in part on the willingness of potential customers to incur the costs involved in purchasing Video CD players, which in turn will depend on the Company and others convincing potential customers of the benefits of digital video. The consumer market for Video CD players in the United States and other developed countries is generally not significant. The Company believes that this has been due in substantial part to the fact that few motion picture titles are available in a Video CD format in the United States and other developed countries and, consequently, few consumers in these markets have an incentive to purchase a Video CD player. Moreover, the recent introduction of DVD players in the United States and other developed countries is likely to create consumer digital video product demand in these markets for DVD players rather than Video CD players.

  Because a large market for consumer entertainment uses of the Video CD players does not exist in the United States and most other developed countries and is unlikely to develop in the future, the Company has focused on commercial applications for Video CD in these markets. These commercial applications include a family of products ("Video Engines") which provide solutions for information displays and interactive kiosks. These Video Engines are similar to consumer Video CD players, but are adapted for commercial applications. There can be no assurance that significant sales of Video Engine products will ever materialize. Failure of the Company's products in general (and the Video CD player or player components in particular) to attain significant market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.

  UNCERTAINTY OF MARKET ACCEPTANCE OF DVD; LACK OF ESTABLISHED MARKET FOR PRODUCTS. In March 1997, the next-generation CD product, known as DVD, began selling in the Unites States in its home-video format. A product for computer applications, known as the DVD-ROM has recently entered the market as well. The Company believes a number of factors should contribute to the long-term success of the DVD player. These factors include: the movie industry's endorsement; the computer industry's demand; a unified product standard; and the general movement towards digital technology.

  While the Company's research and development activities have included products incorporating MPEG-2 standards, substantially all of the Company's current products are in the MPEG-1 format. The Company recently has begun the development of DVD products for the home entertainment, business and computer markets and expects to commence marketing these products within its current fiscal year ending March 31, 1998. It is anticipated that these products, if successfully developed, will be marketed to original equipment manufacturers on a proprietary basis and will be available in both consumer and commercial products. The Company may have less experience with the new DVD format than other companies and could be slower than its competitors in developing products for this or any other new format. Accordingly, there can be no assurance that the Company will be able to compete effectively in the market for video products using the new format or any different format.

  Moreover, there can be no assurances that the DVD market will become a significant one. Further, the competition for DVD consumer players and computer devices is expected to be intense. Among the factors which may limit widespread adoption of the current DVD player are the inability of current models to record, the limited number of software titles currently available, the relatively high current retail price, and remaining unresolved technical issues, including certain issues with respect to copyright protection. Potential customers for the Company's products utilizing the DVD format may be deterred from purchasing such products due to the possibility that such products may become obsolete (as was the case with beta video cassettes). Should this occur, demand for the Company's products could be adversely affected.

  RISK OF PLANNED RAPID GROWTH. The Company plans to significantly expand its operations, which could place a significant strain on its limited personnel, financial and other resources. The Company's ability to manage this expansion will require significant expansion of its product development and marketing and sales capabilities and personnel. The Company is in the process of expanding its sales and marketing. There can be no assurance that the Company will be able to find qualified personnel to fill such sales and marketing positions or be able to successfully manage a broader sales and marketing organization. In addition, the contemplated sale and distribution of products to numerous licensees and subcontractors who will manufacture products incorporating the Company's products in diverse markets and the requirements of such manufacturers for design support will

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also place substantial demands on the Company's product development, quality control and sales functions. The failure of the Company's management to effectively expand or manage these functions consistent with any growth which may occur could have a materially adverse effect on the Company's business, financial condition and results of operations.

  RISKS ASSOCIATED WITH ACQUISITIONS AND JOINT VENTURES. An element of the Company's strategy is to pursue acquisitions and joint ventures that would complement its existing range of products, augment its market coverage or enhance its technological capabilities or that may otherwise offer growth opportunities. Such future acquisitions or joint ventures by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, and the amortization of expenses related to goodwill and other intangible assets, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. Acquisitions and joint ventures entail numerous risks, including difficulties in the assimilation of acquired operations, technologies and products, diversion of management's attention to other business concerns, risks of entering markets in which the Company has no, or limited, prior experience, the potential loss of key employees of acquired organizations or joint ventures and the need to share managerial control of joint ventures with one or more joint venture partners. No assurance can be given as to the ability of the Company to successfully integrate any acquired business, product, technology or personnel with the operations of the Company, and the failure of the Company to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

  DEPENDENCE ON LIMITED NUMBERS OF SUPPLIERS. The Company's Video CD products incorporate computer chips produced by C-Cube Microsystems Inc. ("C-Cube"). The Company has no contractual right to obtain any specified number of chips from C-Cube. Although the Company to date has been able to obtain an adequate supply of chips from C-Cube to meet its needs, there can be no assurance that the Company will be able to meet all of its future chip needs through C-Cube. Should the Company's ability to obtain the requisite number of C-Cube chips be limited for any lengthy period of time or if the cost of the C-Cube chips increases or if the C-Cube chip is only available to the Company at prices substantially higher than those paid by the Company's competitors for these chips or other functionally equivalent chips, the Company's ability to supply products to its customers on a competitive basis or at all could be materially and adversely affected. In addition, increases in the supply of chips through C-Cube or other manufacturers of chips may allow the Company's existing competitors to produce more competing products or encourage new competitors to produce Video CD products and may allow the Company's competitors to produce products at lower costs that those incurred by the Company. It is the Company's intention to utilize the MPEG-1 chip currently under development by ViComp (the "ViComp MPEG-1 Chip") to replace the C-Cube chips used in certain of the Company's products, but there can be no assurance that development of this chip will be successfully completed on a timely basis or at all. The Company's inability to obtain a sufficient quantity of chips from one or more sources at a competitive cost would have a material adverse effect on the Company's business, financial condition and results of operations.

  From time to time several of the Company's customers for its Video CD sub-assembly products have experienced difficulties in obtaining certain Video CD components from vendors. To the extent a significant customer of the Company cannot obtain sufficient quantities of components from vendors, such shortages could have a material adverse effect on the Company's business, financial condition and results of operations.

  RISKS OF VICOMP ACQUISITION. In October 1996, the Company acquired all of the outstanding capital stock of ViComp ("ViComp Acquisition") in exchange for 491,253 shares of the Company's common stock (the "Acquisition Shares"). ViComp is engaged in the design and development of integrated circuits to decode MPEG-1 signals. However, there can be no assurance that ViComp will be able to successfully complete development of the ViComp MPEG-1 Chip on a timely basis, if at all. ViComp previously has experienced delays in completing development of this chip and may encounter further such delays due to factors such as unexpected design problems or loss of key personnel involved in development of this chip. Further, if the costs to commercially produce the ViComp MPEG-1 Chip are higher than currently anticipated or if third parties develop MPEG-1 decoder chips that can be commercially produced at costs lower than the ViComp MPEG-1

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Chip, such chip could be of limited or no value to the Company. ViComp has also conducted preliminary analysis in connection with potential new products, however, there can be no assurance that any additional products will be successfully developed by ViComp or that such products will be commercially viable. In order to produce any chips developed by ViComp, the Company will need to obtain sufficient foundry capacity and there can be no assurance that prior shortages of foundry capacity in the integrated circuit industry will not recur in the future. In addition, an increase in production by C-Cube or other chip makers could increase the Company's cost and difficulty of obtaining foundry capacity. These events could also have an adverse impact on the commercial viability of the Company's ViComp MPEG-1 Chip.

  ViComp was founded in August 1995 by Dr. Edmund Y. Sun ("Dr. Sun"), the Chairman of the Board and Chief Executive Officer of the Company, and James Kirkpatrick, Jr., who had previously been employed by C-Cube as its Vice President of Engineering and by Hyundai as a Vice President and the General Manager of its Digital Medical Division. Mr. Kirkpatrick served as ViComp's Chief Executive Officer prior to the ViComp Acquisition and thereafter served as ViComp's Chief Technical Officer until August 1997, when his employment with the Company terminated. Mr. Kirkpatrick and each of the other ViComp engineers employed by the Company subsequent to the ViComp Acquisition have ended their full-time employment with the Company, and the Company believes that the loss of Mr. Kirkpatrick and the other ViComp engineers was at least in part responsible for delays in ViComp's product development activities. Recently, ViComp has retained a new Chief Technical Officer, and in October 1997 ViComp secured the services of Mr. Kirkpatrick and two other former ViComp engineers as part-time consultants in connection with the development and testing of the ViComp MPEG-1 Chip. The Company is actively seeking full-time replacements for the former ViComp engineers and believes that it can replace them with new engineers or a combination of engineers currently employed by the Company and new engineers. However, there can be no assurance that the Company will be able to retain the services of such engineers and the Company's failure to attract qualified replacements for the departed ViComp engineers could have a material adverse effect on the development of the ViComp MPEG-1 Chip and any other ViComp Chip products. The Company's inability to complete development of the ViComp MPEG-1 chip on a timely and commercially viable basis could have a material adverse effect on the Company's business, financial condition and results of operations.

  RISKS OF INTERNATIONAL OPERATIONS. Sales outside the United States have accounted for approximately 85% of the Company's cumulative revenues from inception through June 30, 1997 (with sales to Hong Kong, China and Taiwan accounting for approximately 67%, 22% and 2%, respectively, of the Company's revenues of $14,121,000 in fiscal 1997), and the Company believes that foreign sales will continue to account for a significant portion of its future revenues. The Company's four largest customers in fiscal 1997 were Guangzhou Free Trade Zone (China) International Electronics Exhibition and Trade Centre, Sinorex, Ltd., Lucky Way Trading Co., and Shenzhen Jialei Electronics Co., Ltd., which accounted for 25%, 20%, 16% and 12%, respectively, of the Company's revenues for that fiscal year. Moreover, the Company has been manufacturing Video CD players and Video Engine products at its Taiwan facility and has been utilizing subcontractors in China to produce Video CD sub-assemblies. The Company is in the process of shifting assembly of Video CD products to the Panyu Joint Venture

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in China to reduce manufacturing costs. In addition, the Company may establish manufacturing operations in other countries to meet local demand for its products in those markets when, if ever, such demand develops.

  The Company will be subject to all of the risks inherent in international operations in connection with its foreign operations, including work stoppages, transportation delays and interruptions, political instability in, or conflict between, countries in which the Company is doing business, such as Hong Kong, China and Taiwan, foreign currency fluctuations, economic disruptions, expropriation, the imposition of tariffs and import and export controls, the payment of significant customs duties to deliver products into markets such as China where the smuggling of competing products into such markets without the payment of duties may be widespread, changes in governmental policies (including United States trade policy toward certain countries such as China and Japan) and other factors which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company will also be subject to the burdens of complying with a wide variety of foreign laws and regulations. These international trade factors may, under certain circumstances, materially and adversely impact demand for the Company's products or the Company's ability to deliver its products in a timely manner, which in turn may have an adverse impact on the Company's relationships with its customers. In order to manufacture or market its products in foreign countries such as China, the Company may be required or deem it advisable to conduct these operations through joint ventures with local partners (as in the case of the Panyu Joint Venture),which could expose the Company to various risks, including potentially reduced profitability of these operations for the Company and the need to share management control with such local partners. The Company's success will depend in part upon its ability to manage international marketing and sales operations and manufacturing relationships, which are generally more complex than domestic marketing and sales operations or manufacturing relationships.

  Should the Company substantially increase its product sales in China or other countries, the Company anticipates that it will be required to significantly increase the amount of credit it extends to purchasers in these markets. The Company has had only limited experience in extending credit to foreign customers and will encounter increased risks in extending credit to new customers in these markets, including the creditworthiness of such customers and the difficulty of collecting accounts receivable in these countries. While the Company sells certain of its products in international markets and buys limited quantities of certain items incorporated into its products in currencies other than the U.S. dollar, the Company does not currently hedge its exposure to foreign currency fluctuations. As a result, currency fluctuations could have a material adverse effect on the Company's business and results of operations. With respect to international sales that are denominated in U.S. dollars, an increase in the value of the U.S. dollar relative to foreign currencies could increase the effective price of, and reduce demand for, the Company's products relative to competitive products priced in the local currency.

  The United States has had disputes with China relating to trade and human rights issues and has considered trade sanctions against China and Japan. If trade sanctions were imposed, China or Japan could enact trade sanctions in response. Because a number of the Company's current and prospective customers and suppliers of items incorporated into its products are located in China, Taiwan or Japan, trade sanctions, if imposed, could have a material adverse effect on the Company's business, financial condition and results of operations. Similarly, protectionist trade legislation in either the United States or foreign countries, such as China and Taiwan, could affect the Company's ability to import and export products and have a material adverse effect on the Company's ability to manufacture or to sell its products in foreign markets. In addition, recent efforts by China to limit certain ongoing practices, such as the pirating of Video CD titles, may increase the cost of such titles and result in a substantial decrease in demand in that country for the Company's Video CD products, including the Video CD player.

  RISKS ASSOCIATED WITH CONDUCTING BUSINESS IN CHINA. General economic conditions in China could have a significant impact on the business prospects of the Company. The economy of China differs from the economies of most countries belonging to the Organization for Economic Co-operation and Development in such respects as structure, government involvement, level of development, growth rate, capital reinvestment, allocation of resources, self-sufficiency, rate of inflation and balance of payments position, among others. For over 40 years, the economy of China has been primarily a planned economy characterized by state ownership

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and control of productive assets and the management of such assets through a series of economic and social development plans. Although the majority of China's productive assets are still owned by the various ministries, agencies and commissions of the national and local government of China, the adoption of economic reform policies since 1978 has resulted in a gradual reduction in the role of state economic plans in the allocation of resources, pricing and management of such assets, an increased emphasis on the utilization of market forces, and rapid growth in the Chinese economy. However, such growth has been uneven among various regions of the country and among various sectors of the economy. At times, the economic reform measures adopted by the Chinese government may be inconsistent or ineffectual, and therefore the Company may not be able to enjoy the potential benefits of such reforms.

  The Company may also be adversely affected by changes in the political and social conditions in China, and by changes in governmental policies with respect to such matters as laws and regulations, methods to address inflation (including austerity measures that could adversely affect consumer demand for products such as Video CD players), currency conversion and rates and methods of taxation. While China is expected to continue its economic reform policies, many of the reforms are new or experimental and may be refined or changed. It is also possible that a change in China's governmental leadership could lead to changes in economic policy.

  The Company expects that a substantial portion of the revenues generated in China will be earned in Renminbi (the Chinese currency) through the sale of products in China. Renminbi earnings must be converted to pay dividends or make other payments to the Company in U.S. dollars or other freely convertible currencies. As of December 1, 1996, the Renminbi became fully convertible for current account items, including profit distributions, interest payments and receipts and expenditures from trade. No approvals are needed to acquire foreign exchange for a current account transaction. Strict foreign exchange controls continue for capital account transactions (including repayment of loan principal and return of direct capital investments and transactions in investments in negotiable securities). In the past, there have been shortages of U.S. dollars or other foreign currency available for conversion of Renminbi, and it is possible such shortages could recur, or that restrictions on conversion could be reimposed, in the future at times when the Company is seeking to convert Renminbi. Prior to 1994, the Renminbi experienced a significant net devaluation against most major currencies, and during certain periods, significant volatility in the market-based exchange rate. Since the beginning of 1994, the Renminbi to U.S. dollar exchange rate has largely stabilized. However, there can be no assurance that such exchange rate will remain stable or that the Company will continue to be able to remit foreign currency abroad.

  China's current legal system is relatively new, and the government is still in the process of developing a comprehensive system of laws. While considerable progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade, foreign investors may be adversely affected by new laws, changes to existing laws (or interpretations thereof) and preemption of provincial or local regulations by national laws or regulations. Moreover, experience with respect to the implementation, interpretation and enforcement of such laws and regulations is limited. Administrative and judicial interpretation and implementation and the enforcement of commercial claims and resolution of commercial disputes may be subject (as has recently been asserted by a number of American corporations doing business in China) to the exercise of considerable discretion by both administrative and judicial organs and may be influenced by external forces unrelated to the legal merits of a particular matter or dispute. Even where adequate laws exist and contractual terms are clearly stated, there can be no assurance that the Company will obtain swift and equitable enforcement of its rights under Chinese law.

  RISKS ASSOCIATED WITH THE PANYU JOINT VENTURE. Prior to entering into the Panyu Joint Venture in August 1997, the Company had no experience doing business in China (other than marketing products there). The Company believes that in order for the Panyu Joint Venture's manufacturing facility to produce the level and quality of output required to compete effectively in the Video CD market, the Panyu Joint Venture will need to upgrade certain parts of the manufacturing facility's production capacity and process, provide additional training to the work force, and institute more rigorous quality control measures. The Company is currently in the process of evaluating the manufacturing facility and developing a plan to help the Panyu Joint Venture achieve quality and

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output objectives. However, there can be no assurance that the Panyu Joint
Venture will be able to achieve its objectives or to reduce its costs and increase its quality sufficiently to compete effectively in the Video CD market. In addition, the actions necessary to increase the Panyu Joint Venture's manufacturing capacity and to improve quality control at the Panyu Joint Venture's manufacturing facility may require substantial expenditures that may need to be funded by the Company in excess of its current financial commitment to the Panyu Joint Venture.

  If the Panyu Joint Venture does not achieve its cash flow objectives within a reasonable period of time, the Company may be compelled to choose between contributing additional resources to the Panyu Joint Venture or risking the loss of its entire investment. Transfer of an interest in a Chinese equity joint venture, such as the Panyu Joint Venture, requires government approval and unanimous agreement among the parties. In addition, the parties in an equity joint venture may not reduce the amount of their registered capital until the expiration of the term of the joint venture or its dissolution in accordance with Chinese law. The term of the Panyu Joint Venture is 25 years.

  In order for the Company to consolidate the Panyu Joint Venture's results for financial reporting purposes and to continue its operations as a joint venture, certain pending administrative and regulatory matters relating to the start-up of the joint venture must be completed. Such matters include obtaining all required governmental approvals and licenses, the transfer of certain assets by Panyu, the Company's joint venture partner, into the joint venture and the appropriate payment and recording of various transactions on behalf of the Panyu Joint Venture. Although the Company expects that such matters will be resolved by the end of the current fiscal year, there can be no assurance that such matters will be resolved on a timely basis, or at all.

  The Panyu Joint Venture is subject to all of the requirements of Chinese tax laws, and may also seek the benefits of such laws, where appropriate. Under Chinese law joint ventures may seek a "tax holiday" which exempts qualifying joint ventures from paying corporate income taxes for an initial two-year period and entitles them to a 50% reduction in such taxes in the succeeding three-year period. The Panyu Joint Venture intends to seek a tax holiday, and if granted such a "tax holiday," this would increase the joint venture's potential net income. However, there can be no assurance that the Panyu Joint Venture will qualify for a tax holiday, and failure to obtain a tax holiday could make it more difficult to compete against other joint ventures in China producing similar products that have obtained a tax holiday or obtain one in the future.

  The Panyu Joint Venture's sales in China are subject to certain Chinese Value Added Tax ("VAT") laws. Under Chinese law, the total amount of VAT tax that a seller of finished goods must collect from its customers may be offset by the VAT amounts which it has paid in connection with the purchase of raw materials and components included in such final products. Such offsetting amounts must be evidenced by invoices which are issued by the sellers of components and other raw materials. The Panyu Joint Venture currently purchases all of its raw materials and components through Panyu, and the Panyu Joint Venture is seeking to obtain approprite VAT documentation Panyu on purchases made to date. If for any reason, Panyu should fail to properly invoice sales to the Panyu Joint Venture, this could result in the Panyu Joint Venture being unable to offset VAT tax paid to Panyu against VAT tax owed for final goods sold to end users. Panyu has agreed to indemnify the Panyu Joint Venture for any VAT liability that may result from Panyu failing to provide adequate documentation, but there can be assurance that the Panyu Joint Venture will be successful in obtaining such indemnification should it become necessary to seek it from Panyu.


  Devaluation of the Renminbi against the U.S. dollar would increase the amount of Renminbi the Panyu Joint Venture would need to service U.S. dollar or other currency obligations, such as payment for imported components. No assurance can be given that the Panyu Joint Venture will in the future be able to convert sufficient amounts of Renminbi to foreign currency in China's foreign exchange markets to meet its foreign currency obligations, or that the Panyu Joint Venture will freely be able to remit foreign currency abroad.

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  RAPID TECHNOLOGICAL CHANGE AND OBSOLESCENCE; RISKS ASSOCIATED WITH PRODUCT
DEVELOPMENT, INTRODUCTIONS AND ANNOUNCEMENTS. The markets for the Company's products are characterized by evolving industry standards, rapid technological advances resulting in short product life cycles, price reductions, significant price/performance improvements and frequent new product introductions. The Company's future success will depend at least in part upon its ability to enhance its existing products and to develop and introduce new products and features that meet changing customer requirements and emerging industry standards on a timely basis. There can be no assurance that one or more of the Company's products will not be rendered noncompetitive or obsolete by technological advances or changing customer preferences. In addition, from time to time, the Company or others may announce products, features or technologies that have the potential to shorten the life cycle of or replace the Company's then existing products, including the Company's products that only use the MPEG-1 format. Such announcements could cause customers to defer the decision to buy or determine not to buy the Company's products or cause the Company's distributors to seek to return products to the Company, any of which could cause the Company to write down some or all of its inventory. Any such writedown could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company has from time to time experienced delays in introducing new products and product enhancements, and there can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new products or product enhancements in the future. The Company will be required to continue to invest in research and development to attempt to maintain and enhance its existing technologies, and there can be no assurance that it will have the funds available at such time as it will be necessary to do so. Furthermore, products such as those offered by the Company may contain defects when they are first introduced or as new or enhanced versions are released. The Company has in the past discovered defects in certain of its new products, such as the karaoke jukebox, and in certain of its product enhancements. These defects have required correction by the Company, thereby resulting in delays in the marketing of such products or product enhancements. There can be no assurance that, despite significant quality control testing by the Company, defects will not be found in new products and product enhancements after commencement of commercial shipments, resulting in delays in or loss of market acceptance.


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  DEPENDENCE ON KEY PERSONNEL AND NEED FOR ADDITIONAL MANAGEMENT
PERSONNEL. The Company's success to date has depended in large part on the skills and efforts of Dr. Edmund Y. Sun, the Company's Chairman, Chief Executive Officer and founder and, to a lesser extent, Thomas R. Parkinson, the Company's President, James A. Munro, the Company's Director of Engineering and Ed Martini, the Company's Project Manager for Network Video. The Company's success also will depend to a significant extent on the performance and continued service of certain other key employees recently employed by the Company, including Bob Werbicki, the Company's Vice President of Computer Products, Gary Franza, the Company's Executive Vice President of Business Development and Chief Operating Officer of the DV Business, and Michael Maslaney, the Company's Executive Vice President of Engineering. The Company is seeking other personnel to complete its management team in connection with the Company's proposed expansion of its operations. Competition for highly-skilled business, product development, technical and other personnel is intense, and there can be no assurance that the Company will be successful in recruiting new personnel or in retaining any of its existing personnel. The Company may experience increased costs in order to retain and attract skilled employees. The Company's failure to attract additional qualified employees or to retain the services of key personnel could have a material adverse effect on the Company's business, financial condition and results of operations.

  COMPETITION IN THE VIDEO CD PRODUCT AND DVD PRODUCT MARKETS. The Company's Video CD products compete with products marketed by other manufacturers of Video CD players, subassemblies and components as well as with alternative methods of displaying audio and video such as video cassette players, laser discs, multimedia computers and game machines, as well as with other companies' products that use similar technologies. The large video entertainment markets of the United States and other industrial nations are currently served primarily by VHS video cassettes and laser discs, and there can be no assurance that Video CDs and newer DVD formats will be able to effectively compete for these markets in the future. Should a significant market for DVD develop, many of the major electronics manufacturers are expected to compete for this market. Most of the Company's competitors and potential competitors are substantially larger in size and have far greater financial, technical, marketing, customer service and other resources than the Company. Certain of the Company's potential competitors may have technological capabilities or other resources that would allow them to develop alternative products which could compete with the Company's products.

  Potential competitors may begin operations or expand their existing operations into the Company's proposed markets before the Company is able to successfully market its products. The Company's ability to effectively compete may be adversely affected by the ability of these competitors to offer their products at lower prices than the price of the Company's products and to devote greater resources to the sales and marketing of their products than are available to the Company. Competition in the Video CD market generally occurs on the basis of price and features. There can be no assurance that the Company can offer its customers products that are as competitively priced or as feature rich as its larger competitors. Moreover, manufacturers of Video CD player sub-assemblies and components have substantially reduced the selling prices of these items and further reductions in those prices can be expected, which will require the Company to reduce its production costs in order to remain competitive in the Video CD player, sub-assembly and component markets. Although the Company has been reducing its costs of production for these products, there can be no assurance that it will be able to remain competitive or that its operations will not be materially adversely affected should competitors substantially reduce their prices in the future. Any increases in the supply of chips may allow the Company's existing competitors to produce more competing products or encourage new competitors to produce Video CD products. There can be no assurance that future technological advances will not result in improved products or services that could adversely affect the Company's business. Competition in the electronics industry also extends to attracting and retaining qualified technical and marketing personnel, and there can be no assurance that the Company will be successful in attracting and retaining such qualified personnel.

  COMPETITION IN DIGITAL AD INSERTION MARKET. The Company, through its DV Business, competes against other suppliers of digital advertisement insertion systems, which provide cable television operators with the ability to selectively insert local and regional advertising into cable channel video streams. The digital ad insertion market is highly competitive and is currently dominated by two suppliers, SeaChange International Inc. and SkyConnect, Inc.

  The Company believes that in order to compete effectively in the digital ad insertion market, it must reduce the cost of digital ad insertion server systems so as to be able to offer systems that are affordable for smaller cable operators. The Company believes that it can reduce the cost of its current server systems by developing and building key components and using certain of the Company's current products rather than purchasing such components from third-party vendors. However, there can be no assurance that the Company will be able to sufficiently reduce the cost of its current server systems to reach the lower tier of the ad insertion market or that the Company will be able to successfully increase its market share even if it does so.

  Certain of the Company's current and potential competitors in the digital ad insertion market have greater financial, selling and marketing, technical and other resources than the Company. Increased competition could prevent the DV Business from attaining market share, which would adversely affect the Company's business, financial condition and results of operations. Although the Company believes it has certain technological and other advantages over its current competitors, realizing and maintaining such advantages will require continued investment by the Company in research and product development, marketing and customer service and support. There can be no assurance that the Company will have sufficient resources to continue to make such investments or that the Company will be able to make the technological advances necessary to compete successfully with its existing competitors or with new competitors.

  DEPENDENCE ON NONAFFILIATED AND FOREIGN MANUFACTURERS. To date, the Company has primarily relied on subcontractors and licensees (most of whom have been or are expected to be located in China or Taiwan) to manufacture its products or products incorporating the Company's products. None of these manufacturers are contractually obligated to meet the long-term production requirements of the Company. There can be no assurance that the Company will be successful in entering into any such future manufacturing arrangements with third parties on terms acceptable to the Company, or at all. The Company's arrangements with manufacturers in China or elsewhere may not prevent these manufacturers from entering into similar arrangements with competitors of the Company or competing directly with the Company. The Company's reliance on third parties for manufacturing components of its products reduces the Company's control over the manufacture of its products and makes the Company substantially dependent upon such third parties to deliver its products in a timely manner, with satisfactory quality controls and on a competitive basis. On several occasions, the Company has had a number of its products manufactured in Taiwan returned to it by customers due to quality control problems. There can be no assurance that the Company will not experience quality control problems or require product recalls in the future in its foreign manufacturing operations that could have a material adverse effect on the Company's business, financial condition and results of operations. Further, foreign manufacturing is subject to a number of risks inherent in foreign operations, including risks associated with the availability of and time required for the transportation of products from such foreign countries and increased risks of theft by personnel of source codes and other proprietary product information in countries where intellectual property is not well protected by law. Although the Company has experienced certain quality control problems in connection with the Panyu Joint Venture's initial production of Video CD players, the Company believes that manufacturing Video CD players and other products through the Panyu Joint Venture ultimately will enable the Company to exercise greater control over the quality of such products and the manufacturing capacity required to make such products.

  LIMITED SALES AND MARKETING EXPERIENCE. The Company's operating results will depend to a large extent on its ability to successfully sell and market its Video CD products and network video products (and DVD products when it develops them). The Company currently has limited marketing capabilities and needs to hire additional sales and marketing personnel. There can be no assurance that the Company will be able to recruit, train or retain qualified personnel to market and sell its products or that it will develop a successful sales and marketing strategy. The Company also has very limited marketing experience. There can be no assurance that any marketing efforts undertaken by the Company will be successful or will result in any significant sales of its products.

  RISKS OF LIMITED PROTECTION FOR COMPANY'S INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS AND INFRINGEMENT OF THIRD PARTIES' RIGHTS. The Company regards its products as proprietary and relies primarily on a combination of patent, trademark, copyright and trade secret laws and employee and third-party nondisclosure agreements to protect its proprietary rights. The Company possesses certain patent rights which may limit competition against it in certain areas of the digital ad insertion market, and has applied for patent protection in the United States and certain other countries covering certain of the technologies that relate to its digital ad insertion systems and network video systems. There are few barriers to entry into the market for many of the Company's products, and there can be no assurance that any patents applied for by the Company will be granted for any of these technologies or that the scope of any patent claims allowed will be sufficiently broad to protect against the use of similar technologies by the Company's competitors. There can be no assurance, therefore, that any of the Company's competitors, many of whom have far greater resources than the Company, will not independently develop technologies that are substantially equivalent or superior to the Company's technology. Further, the Company distributes certain of its products in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of the Company's rights may be ineffective in such countries, and software developed in such countries may not be protectable in jurisdictions where protection is ordinarily available. Software piracy and ineffective legal protection of the Company's software in foreign jurisdictions may cause substantial losses of sales by the Company, which could have a material adverse effect on the Company's business, financial condition and results of operations.

  There can also be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products. If infringement is alleged, the Company could be required to discontinue the use of certain software codes or processes, to cease the manufacture, use and sale of infringing products, to incur significant litigation costs and expenses and to develop non-infringing technology or to obtain licenses to the alleged infringing technology. There can be no assurance that the Company would be able to develop alternative technologies or to obtain such licenses or, if a license were obtainable, that the terms would be commercially acceptable to the Company.

  The Company may be involved from time to time in litigation to determine the enforceability, scope and validity of any proprietary rights of the Company or of third parties asserting infringement claims against the Company. Any such litigation could result in substantial costs to the Company and diversion of efforts by the Company's management and technical personnel.

  CONTROL BY INSIDERS. The Company's directors and officers, together with Hyundai (a principal shareholder of the Company), beneficially own shares of the Company's capital stock representing in excess of 50% of the total voting power of the Company. Accordingly, it is likely that they will continue to be able to elect at least a majority of the Company's directors and thereby direct the policies of the Company for the foreseeable future.

  CHARGE TO INCOME IN THE EVENT OF RELEASE OF ESCROWED SECURITIES. Dr. Sun received 281,520 of the Acquisition Shares in exchange for his shares of ViComp capital stock, all of which shares have been deposited in escrow (the "Sun Escrow Acquisition Shares"). A total of 140,760 of the Sun Escrow Acquisition Shares deposited into an escrow pursuant to the terms of the ViComp Acquisition will be cancelled in the event that ViComp fails to meet certain performance conditions. The other 140,760 of the Sun Escrow Acquisition Shares have been deposited in escrow in connection with the Company's follow-on public offering completed in November 1996, and will be subject to cancellation upon the same terms and conditions as the arrangement with respect to the escrow securities deposited into escrow by certain holders of the Company's securities in connection with the Company's IPO. In the event that certain shares of Common Stock and certain options to purchase Common Stock which were deposited into an escrow in connection with the IPO ("Escrow Securities") owned by securityholders of the Company who are officers, directors, consultants or employees of the Company, or 140,760 of the Escrow Acquisition Shares owned by Dr. Edmund Y. Sun that have been escrowed in connection with the Company's follow-on offering are released from escrow, compensation expense will be recorded for financial reporting purposes. Therefore, in the event the Company attains any of the earnings or stock price thresholds required for the release of the Escrow Securities and the foregoing Escrow Acquisition Shares owned by Dr. Sun, the release will be treated, for financial reporting purposes, as expense of the Company. In the event that the 140,760 of the Escrow Acquisition Shares owned by Dr. Sun that have been escrowed in connection with the ViComp Acquisition are released from escrow, the Company will record additional purchase price for the ViComp Acquisition at the time of such release, which will either be (i) expensed at that time or
  (ii) capitalized and amortized over future periods. Accordingly, the Company will, in the event of the release of the Escrow Securities or Dr. Sun's Escrow Acquisition Shares escrowed in connection with the Company's follow-on offering, recognize, during the period that the conditions for such release are met, a substantial non-cash charge to earnings that would increase the Company's loss or reduce or eliminate earnings, if any, at such time. In the event of the release of Dr. Sun's

Escrow Acquisition Shares escrowed in connection with the ViComp Acquisition, the Company will either recognize such charge during the period that the conditions for such release are met or recognize such charge over future periods. The amount of those charges will be equal to the aggregate market price of such Escrow Securities or Escrow Acquisition Shares at the time of release from escrow. Although the amount of expense recognized by the Company will not affect the Company's total shareholders' equity or cash flow, it may have a depressive effect on the market price of the Company's securities.

  EFFECT OF OUTSTANDING OPTIONS AND WARRANTS. The Company previously has issued or granted warrants and stock options, some of which are currently exercisable, for a substantial number of shares of the Company's common stock. Holders of such options and warrants may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. Moreover, while these options and warrants are outstanding, the Company's ability to obtain financing on favorable terms may be adversely affected. If the trading price of the Company's common stock at the time of exercise of any such options or warrants exceeds the exercise price, as the Company anticipates it will, such exercise will have a dilutive effect on the Company's shareholders.

  POSSIBLE ADVERSE EFFECTS OF AUTHORIZATION OF PREFERRED STOCK; POTENTIAL ANTI-TAKEOVER PROVISIONS. The Company's Amended and Restated Certificate of Incorporation authorizes the issuance of a maximum of 5,000,000 shares of Preferred Stock on terms which may be fixed by the Company's Board of Directors without further shareholder action. The terms of any series of preferred stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the rights of holders of the Common Stock and thereby reduce the value of the Common Stock. The issuance of preferred stock could make the possible takeover of the Company or the removal of management of the Company more difficult, discourage hostile bids for control of the Company in which shareholders may receive premiums for their shares of Common Stock or otherwise dilute the rights of holders of Common Stock. In addition, the agreement governing the Escrow Securities contains certain procedures that may make a possible takeover of the Company more difficult.

  POSSIBLE VOLATILITY OF PRICE OF SECURITIES. The Company believes factors such as quarterly fluctuations in financial results and announcements of new technology in the entertainment industry may cause the market price of the Company's securities to fluctuate, perhaps substantially. These fluctuations, as well as general economic conditions, such as recessions or high interest rates, may adversely affect the market price of the securities.

  NO DIVIDENDS. The Company has not paid any dividends on its Common Stock since its inception. The Company has no current plans to pay dividends on its Common Stock and intends to retain earnings, if any, for working capital purposes.

  LIMITATION ON OFFICERS' AND DIRECTORS' LIABILITIES UNDER DELAWARE
LAW. Pursuant to the Company's Amended and Restated Certificate of Incorporation, and as authorized under applicable Delaware law, directors of the Company are not liable for monetary damages for breach of fiduciary duty, except (i) in connection with a breach of the duty of loyalty; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for dividend payments or stock repurchases illegal under Delaware law; or (iv) for any transaction in which a director has derived an improper personal benefit.

  POSSIBLE ADVERSE EFFECT ON LIQUIDITY OF THE COMPANY'S SECURITIES DUE TO INVESTIGATION BY THE SECURITIES AND EXCHANGE COMMISSION OF D.H. BLAIR AND BLAIR & CO. AND RECENT SETTLEMENT BY BLAIR & CO. WITH NASD. The Commission is conducting an investigation concerning various business activities of D.H. Blair Investment Banking Corp. ("D.H. Blair"), the underwriter of the Company's IPO and follow-on public offering, and D.H. Blair & Co., Inc. ("Blair & Co."), the parent of D.H. Blair, . The Company has been advised by D.H. Blair that the investigation has been ongoing since at least 1989 and that it is cooperating with the investigation. D.H. Blair cannot predict whether this investigation will ever result in any type of formal enforcement action against D.H. Blair or Blair & Co.

  In July 1997, Blair & Co., its Chief Executive Officer and its head trader consented, without admitting or denying any violations, to a settlement with the NASDR District Business Conduct Committee for District No. 10 to resolve allegations of NASD rule and securities law violations in connection with mark-up and pricing practices and adequacy of disclosures to customers regarding market-making activities of Blair & Co. in connection with certain securities issues during the period from June 1993 through May 1995 where Blair & Co. was the primary selling group member. NASDR alleged the firm failed to accurately calculate the contemporaneous cost of securities in instances where the firm dominated and controlled after-market trading, thereby causing the firm to charge its customers excessive mark-ups. NASDR also alleged the firm did not make adequate disclosure to customers about its market-making activities in two issues. As part of the settlement, Blair & Co. has consented to a censure and has agreed to pay a $2.0 million fine, make $2.4 million in restitution to retail customers, employ an independent consultant for two years to review and make recommendations to strengthen the firms's compliance procedures, and has undertaken for 12 months not to sell to its retail customers (excluding banks and other institutional investors) more than 60% of the total securities sold in any securities offering in which it participates as an underwriter or selling group member. The Chief Executive Officer of Blair & Co. has agreed to settle failure to supervise charges by consenting to a censure, the imposition of a $225,000 fine and a 60-day suspension from associating with any NASD member firm and to take a requalification examination. The firm's head trader has agreed to settle charges against him by consenting to a censure, the imposition of a $300,000 fine and a 90-day suspension from associating with any member firm and has undertaken to take certain requalification examinations. The settlement with NASDR does not involve or relate to D.H. Blair, its chief executive officer or any of its other officers or directors.

  The Company is unable to predict whether Blair & Co.'s settlement with the NASDR or any unfavorable resolution of the Commission's investigation will have any effect on such firm's ability to make a market in the Company's securities and, if so, whether the liquidity or price of the Company's securities would be adversely affected.